Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2015
(millions, except per share amounts)

Operating Revenue	$12,150

Operating Expenses	8,816

Income from operations	3,334

Other income	269

Interest and related charges	1,173

Income before income tax expense including noncontrolling interests	$2,430

Income tax expense	693

Net income including noncontrolling interests	1,737

Noncontrolling interests	16

Net income attributable to Dominion	$1,721

Earnings Per Common Share – Basic
Income from continuing operations	$2.96
Noncontrolling interests	(0.03)

Net income attributable to Dominion	$2.93

Earnings Per Common Share – Diluted
Income from continuing operations	$2.95
Noncontrolling interests	(0.03)

Net income attributable to Dominion	$2.92

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2015
(millions)

Operating Revenue	$7,817

Operating Expenses	5,905

Income from operations	1,912

Other income	92

Interest and related charges	416

Income before income tax expense	1,588

Income tax expense	609

Net Income	979

Preferred dividends	5

Balance available for common stock	$974

DOMINION GAS HOLDINGS, LLC

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2015
(millions)

Operating Revenue	$1,827

Operating Expenses	970

Income from operations	857

Other income	21

Interest and related charges	50

Income before income tax expense	828

Income tax expense	328

Net Income	$500